UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Arlington Asset Investment Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On May 19, 2016, Arlington Asset Investment Corp. (the “Company”) issued a press release, which included a copy a letter from the Company’s board of directors being mailed to the Company’s shareholders beginning on May 19, 2016. A complete copy of the press release and letter are included on the following pages.

ARLINGTON ASSET INVESTMENT CORP. ISSUES LETTER TO SHAREHOLDERS HIGHLIGHTING

TRACK RECORD OF STRONG AND SUSTAINABLE DIVIDEND PAYMENTS

Board Urges Shareholders to Vote the WHITE Proxy Card Today "FOR" ALL Eight of

Arlington’s Highly Qualified and Experienced Director Nominees

ARLINGTON, Va., May 19, 2016 – Arlington Asset Investment Corp. (NYSE: AI) (the “ Company” or “Arlington” ) today announced that it has filed and intends to mail a letter to shareholders in connection with the Company’s 2016 Annual Meeting of Shareholders to be held on June 9, 2016. This letter and other materials regarding the Board of Directors’ recommendation for the 2016 Annual Meeting can be found on the Company's website at www.arlingtonasset.com.

The full text of the letter is below:

VOTE “FOR” ALL OF THE ARLINGTON BOARD NOMINEES

ON THE WHITE PROXY CARD TODAY

May 19, 2016

Dear Fellow Arlington Shareholder:

ARLINGTON HAS A PROVEN TRACK RECORD OF PAYING STRONG DIVIDENDS AND

GENERATING POSITIVE RETURNS TO SUPPORT THE DIVIDEND

Your Board and management team regularly review Arlington’s business and strategies and are dedicated to delivering value and generating significant shareholder returns. In fact, our performance has enabled Arlington to pay shareholders 25 consecutive quarterly dividends totaling $19.40 per share, reflecting the Board’s priorities for shareholders. Furthermore, in the first quarter of 2016, Arlington paid a dividend of $0.625 per share. We urge you to protect your Arlington dividend and the value of your Arlington investment by voting the enclosed WHITE proxy card today FOR all eight of the highly qualified and experienced nominees to the Arlington Board.

Unlike the nominees of Imation Corp. and the New York City-based hedge fund, Clinton Group, Inc. (collectively, the “Imation Group”), Arlington’s highly qualified director nominees are aligned with shareholders and bring a deep understanding of and experience in our industry that have allowed Arlington to provide consistent results.

Meanwhile, Imation and its Board have paid NO dividends despite the Clinton Group’s promise during its proxy fight at Imation last year to “evaluate the return of excess cash” to Imation’s shareholders. In fact, we believe that the Imation Group intends to discontinue Arlington’s dividend if it is successful in its solicitation, falsely calling it “unsustainable.” Independent research analysts who follow Arlington’s business disagree with the Imation Group, and instead believe that Arlington continues to deliver the performance necessary to pay its robust dividendi:

“We are increasing our estimate of core (non-GAAP) EPS from $2.95 to $3.13 based on trends in the market and in Arlington’s portfolio, and we believe the dividend is sustainable at $2.50 for 2016.” (Wunderlich Analyst Report, 5/11/16)

“We expect [Arlington] to maintain its quarterly $0.625 dividend … we believe that the dividend is sustainable.” (Ladenburg Thalmann Analyst Report, 5/11/16)

ARLINGTON’S DIRECTOR NOMINEES ARE HIGHLY QUALIFIED, EXPERIENCED AND
COMMITTED TO DRIVING LONG-TERM SHAREHOLDER VALUE

The Arlington’s nominees on the WHITE proxy card include proven professionals and leaders with many decades of industry-related experience, including in real estate, specialty finance, asset and investment management and investment banking. Importantly, your Board collectively owns more than 667,000 shares of Arlington stockii, which is more than 60x the amount owned by the Imation Group. As significant Arlington shareholders and as fiduciaries, the first priority of your director nominees is the protection of your investment and continued creation of shareholder value.

WE BELIEVE THE IMATION GROUP’S SELF-SERVING AGENDA WOULD PUT ARLINGTON’S DIVIDEND AND CAPITAL AT SIGNIFICANT RISK

Since the Clinton Group won its proxy contest at Imation last year, Imation’s stock has lost approximately 65% of its value. This poor performance has been documented in the news, and according to one independent commentatori:

“That is value destruction on a colossal scale. In August last year, when the Clinton Group got control of [Imation], [the share price] was between $3.00 and $4.00. Good job guys; the other investors won’t think much of what you have done since then, if the share price is any judge.” (Chris Mellor, The Register, 5/11/16)

This disastrous trend at Imation under the Clinton Group continues. In its recent first quarter earnings, Imation posted a net loss of $91.1 million, compared to a loss of $14.4 million in 2015 – representing a more than 500% deterioration of Imation’s results year over year – and yet Imation’s interim CEO declared the quarter successful! Just last week, Imation’s independent auditor declined to stand for re-election, for no disclosed reason – a fact that we think speaks for itself.

Meanwhile, as Imation investors have lost value in their stock and received no dividends, in only eight months, the Imation Board, comprised solely of the Clinton Group nominees and directors chosen and elected by the Clinton Group nominees, has approved self-dealing transactions with the Clinton Group and other board members involving more than $50 million.iii This includes a $35 million investment in the Clinton Group hedge funds with off-market high performance fees for the Clinton Group. It also includes paying more than $5.1 million to a firm founded and led by Barry Kasoff, an Imation director and one of the Imation Group’s nominees to the Arlington Board. The payment to Mr. Kasoff and his consulting firm for eight months of work exceeded the combined compensation of Arlington’s CEO and CFO for the entire year – and, collectively, these deals represent more than 80% of the market capitalization of Imation today!

The Imation Group became shareholders in Arlington approximately one week prior to launching its attempt to take over Arlington. Since then, the Imation Group has disclosed plans for Arlington that are frighteningly similar to its self-serving and value destroying agenda at Imation, including:

o	Taking control of Arlington’s Board, management and capital;
o	Terminating management; and
o	Hinting that it will turn Arlington into an externally managed hedge fund business, probably by Imation itself and/or the Clinton Group.

Imation’s value destructive propositions for Arlington recently caught the attention of an independent research analysti:

“We think such external management would not align the interests of the external manager with those of shareholders, and could approximately double AI’s operating expenses. … We do take issue with activism when we think the proponent is seeking to unseat the incumbent [board] and advantage itself at the expense of shareholders.” (Wunderlich Analyst Report, 5/11/16)

PROTECT YOUR ARLINGTON DIVIDEND—VOTE THE WHITE PROXY CARD TODAY

We urge shareholders to avoid the excessive risk posed by the Imation Group. Vote FOR all of your Board’s experienced and highly qualified director nominees by telephone, over the internet, or by signing, dating and returning the enclosed WHITE proxy card today.

On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

The Arlington Board of Directors

Eric F. Billings	J. Rock Tonkel, Jr.	Daniel J. Altobello	Daniel E. Berce

David W. Faeder	Peter A. Gallagher	Ralph S. Michael, III	Anthony P. Nader, III

Your Vote Is Important, No Matter How Many or How Few Shares You Own

If you have any questions or need assistance voting, please contact the firm assisting Arlington in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call toll free: 1-888-750-5834

Banks and Brokers may call collect: 212-750-5833

IMPORTANT

We urge you NOT to sign any gold proxy card sent to you by the Imation Group.

If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, via Internet, or by signing, dating and returning the WHITE proxy card in the postage paid envelope provided.

About Arlington Asset Investment Corp.

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company's 2016 Annual Meeting of Shareholders. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with such solicitation of proxies from the Company's shareholders. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company's directors and executive officers and their respective interests in the Company by security holdings or otherwise as of April 7, 2016, is set forth in the Company's definitive proxy statement for its 2016 Annual Meeting of Shareholders, filed with the SEC on April 18, 2016. Additional information can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 16, 2016. These documents are available free of charge at the SEC's website at www.sec.gov. Shareholders are able to obtain, free of charge, copies of these documents, including any proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC's website at www.sec.gov. In addition, copies are also available at no charge at the Investors section of the Company's website at http://www.arlingtonasset.com/.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, and in our other filings with the SEC. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contacts

Investors:

Richard Konzmann

703.373.0200

ir@arlingtonasset.com

Jonathan Salzberger / Scott Winter

Innisfree M&A Incorporated

212-750-5833

Media:
Steve Frankel / James Golden / Nick Lamplough
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

[i]	Permission to use quotations neither sought nor obtained.
ii	Includes vested restricted stock units and restricted stock.
iii	Imation SEC filings.